SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

The Procter & Gamble Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Trian Partners, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Trian Partners Master Fund, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund (ERISA), L.P.

Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Co-Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-D, L.P.

Trian SPV (Sub) XII L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Strategic Fund-C, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Clayton C. Daley, Jr.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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From time to time, Trian Fund Management, L.P. may issue the following advertisements related to The Procter & Gamble Company through certain outlets:

It’s time for change at P&G. Let’s revitalize P&G together

Over the past decade P&G has underperformed relative to both its peers and the S&P 500. Your stock should be worth more. Nelson Peltz has a strategy to deliver long-term shareholder value.

Trian seeks to bring long-term shareholder value to P&G

If P&G kept pace with peers over the past decade, the stock would be worth about $160 per share vs. about $92 today. As one of P&G’s largest shareholders, Trian is laser-focused on improving P&G’s performance.

Nelson Peltz brings a track record of success to P&G’s board

Trian’s consumer investments with Nelson Peltz on the board have outperformed the S&P 500 – just look at how Wendy’s, Mondelēz, Sysco and Heinz have performed. Help Nelson do the same for P&G.

Nelson Peltz has more skin in the game than the P&G board

Trian owns about $3.5 billion of P&G shares. Let Nelson Peltz be your advocate in the boardroom. Read about his strategy to regain P&G’s lost market share and create long-term value for all shareholders.

Trian’s strategic initiatives to help revitalize P&G

Nelson Peltz: “P&G can’t keep dancing on the head of a pin and watch market share continue to decline.” Read about Trian’s strategic initiatives to regain lost market share and create shareholder value.